Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

General

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes thereto of CCO Holdings, LLC ("CCO Holdings") and subsidiaries included in this Current Report on Form 8-K as exhibit 99.4.

We are a cable operator providing services in the United States with approximately 6.8 million residential and commercial customers at March 31, 2016. We offer our customers traditional cable video programming, Internet services, and voice services, as well as advanced video services such as video on demand, high definition (“HD”) television and digital video recorder (“DVR”) service. We also sell local advertising on cable networks and provide fiber connectivity to cellular towers and office buildings.

TWC Transaction

On May 18, 2016, Charter Communications, Inc. ("Charter") closed on the Agreement and Plan of Mergers (the “Merger Agreement”) with Time Warner Cable Inc. ("TWC"), CCH I, LLC (“New Charter”), a wholly owned subsidiary of Charter prior to the closing of the Merger Agreement; Nina Corporation I, Inc., Nina Company II, LLC, a wholly owned subsidiary of New Charter; and Nina Company III, LLC, a wholly owned subsidiary of New Charter, pursuant to which the parties engaged in a series of transactions that resulted in Charter and TWC becoming wholly owned subsidiaries of New Charter (the “TWC Transaction,” and together with the Bright House Transaction described below, the "Transactions"), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, New Charter is the new public company parent that holds the operations of the combined companies and was renamed Charter Communications, Inc. Upon consummation of the TWC Transaction, each outstanding share of TWC common stock (other than TWC stock held by Liberty Broadband Corporation ("Liberty Broadband") and Liberty Interactive Corporation (collectively, the "Liberty Parties")), was converted into the right to receive $100 in cash and shares of New Charter Class A common stock ("New Charter common stock") equivalent to 0.5409 shares of Charter Class A common stock (the "Option A Election"). Each stockholder of TWC also had the option to elect to receive for each outstanding share of TWC common stock (other than TWC stock held by the Liberty Parties) $115 in cash and shares of New Charter common stock equivalent to 0.4562 shares of Charter common stock (the "Option B Election"). Out of approximately 285 million shares of TWC common stock outstanding as of the date of election, approximately 170 million shares elected the Option A Election and approximately 3 million shares elected the Option B Election. All shares as to which no election was made at or prior to the date of election were, by default, converted into the right to receive the Option A Election. Upon consummation of the TWC Transaction, each share of TWC common stock held by the Liberty Parties was converted into New Charter common stock. The total enterprise value of TWC was approximately $85 billion, including cash, equity and TWC debt assumed.

Bright House Transaction

On May 18, 2016, Charter closed on the definitive Contribution Agreement (the “Contribution Agreement”), as amended on May 23, 2015 in connection with the execution of the Merger Agreement, with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, New Charter and Charter Holdings, the Company's wholly owned subsidiary, pursuant to which Charter became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction”). At closing, Charter Holdings paid to A/N approximately $2 billion in cash, issued to A/N convertible preferred units of Charter Holdings with a face amount of $2.5 billion which pays a 6% coupon, approximately 31.0 million common units of Charter Holdings that are exchangeable into New Charter common stock on a one-for-one basis with a value of approximately $7 billion and one share of a new class of New Charter common stock.

Liberty Transaction and Debt Financing for the TWC Transaction and Bright House Transaction
In connection with the TWC Transaction, Charter and Liberty Broadband entered into an investment agreement, pursuant to which Liberty Broadband agreed to invest $4.3 billion in New Charter at the closing of the TWC Transaction to partially finance the cash portion of the TWC Transaction consideration. In connection with the Bright House Transaction, Liberty Broadband agreed to purchase at the closing of the Bright House Transaction $700 million of New Charter Class A common stock.

Charter financed the cash portion of the purchase price of the TWC Transaction and Bright House Transaction with additional indebtedness and cash on the companies’ balance sheets.  In 2015, Charter issued $15.5 billion CCO Safari II, LLC ("CCO Safari II") senior secured notes, $3.8 billion CCO Safari III, LLC ("CCO Safari III") senior secured bank loans and $2.5 billion CCOH

Safari, LLC ("CCOH Safari") senior unsecured notes.  The net proceeds were initially deposited into escrow accounts. Upon closing of the TWC Transaction and release of the proceeds, the CCOH Safari notes became obligations of CCO Holdings and CCO Holdings Capital Corp. and the CCO Safari II notes and CCO Safari III credit facilities became obligations of Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp., subsidiaries of CCO Holdings. CCOH Safari merged into CCO Holdings and CCO Safari II and CCO Safari III merged into Charter Operating.
Transaction-Related Commitments

In connection with the regulatory approval process, Charter made certain commitments described in its Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, the FCC order contained certain conditions including build out of an additional two million locations with access to a high-speed connection. At least one million of those connections will be in competition with another high-speed broadband provider in the market served. The FCC order also provides that Charter will not be permitted to charge usage-based prices or impose data caps and will be prohibited from charging interconnection fees for seven years.

Under the terms of the settlement with the DOJ, Charter is prohibited from entering into or enforcing any agreement with a programmer that forbids, limits or creates incentives to limit the programmer’s provision of content to one or more on-line video distributors ("OVDs"). The settlement further provides that Charter will not be able to avail itself of other distributors’ most favored nation ("MFN") provisions if they are inconsistent with this prohibition. The settlement also prohibits Charter from retaliating against programmers for licensing to OVDs.

Overview

Our most significant competitors are direct broadcast satellite providers and certain telephone companies that offer services that provide features and functions similar to our Internet, video and voice services, including in some cases wireless services, and they also offer these services in bundles similar to ours. Customers have been more willing to consider our competitors' products, partially because of increased marketing highlighting perceived differences between competitive video products, especially when those competitors are often offering significant incentives to switch providers. Some consumers have chosen to receive video over the Internet rather than through pay television services including from us. In the recent past, we have grown revenues by offsetting basic video customer losses with price increases and sales of incremental services such as Internet, video on demand, DVR and HD television. We expect to continue to grow revenues by increasing the number of products in our current customer homes, obtaining new customers with our value offering and reducing churn. In addition, we expect to increase revenues by expanding the sales of services to our commercial customers. However, we cannot assure you that we will be able to grow revenues or maintain our margins at recent historical rates.

Our business plans include goals for increasing customers and revenue. To reach our goals, we actively invest in our network and operations, and improve the quality and value of the products and packages that we offer. We have enhanced our video product by moving to an all-digital platform, offering more HD channels and increasing digital and HD-DVR penetration. We simplified our offers and pricing, and package our products with the objective of bringing more value to new and existing customers than our competitors. As part of our effort to create more value for customers, we focus on driving penetration of our triple play offering, which includes more than 200 HD channels in most of our markets, video on demand, Internet service, and fully-featured voice service. In addition, we have fully insourced our direct sales workforce and are increasingly insourcing our field operations and call center workforces and modifying the way our sales workforce is compensated, which we believe positions us for better customer service and growth. We expect that our enhanced product set combined with improved customer service will lead to lower customer churn and longer customer lifetimes, allowing us to grow our customer base and revenue more quickly and economically.

Total revenue growth was 7% for the three months ended March 31, 2016 compared to the corresponding period in 2015 due to growth in our video, Internet and commercial businesses. For the three months ended March 31, 2016 and 2015, Adjusted EBITDA was $883 million and $800 million, respectively.  Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income tax expense, depreciation and amortization, stock compensation expense, loss on derivative instruments, net, and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. See “—Use of Adjusted EBITDA and Free Cash Flow” for further information on Adjusted EBITDA and free cash flow.  Adjusted EBITDA increased 10% for the three months ended March 31, 2016 compared to the corresponding period in 2015 as a result of an increase in residential and commercial revenues offset by increases in programming costs, marketing costs and other operating costs. For the three months ended March 31, 2016 and 2015, our income from operations was $302 million and $249 million, respectively. In addition to the factors discussed above, income from operations for the three months ended March 31, 2016 was affected by increases in depreciation and amortization and stock compensation expense.

We incurred the following transition costs in connection with the TWC Transaction, Bright House Transaction and transaction with Comcast which was terminated in April 2015.

	Three Months Ended March 31,
	2016	2015

Operating expenses	$21	$21
Other operating expenses	$14	$13
Interest expense	$—	$36
Capital expenditures	$53	$14

We have had a history of net losses.  Our net losses were principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur because of our debt, depreciation expenses resulting from the capital investments we have made and continue to make in our cable properties, amortization expenses related to our customer relationship intangibles and non-cash taxes resulting from increases in our deferred tax liabilities.

The following table summarizes our customer statistics for video, Internet and voice as of March 31, 2016 and 2015 (in thousands except per customer data and footnotes).

	Approximate as of
	March 31,
	2016 (a)	2015 (a)

Customer Relationships (b)
Residential	6,388	6,070
Small and Medium Business	405	342
Total Customer Relationships	6,793	6,412

Residential Primary Service Units ("PSU")
Video	4,332	4,311
Internet	5,368	4,910
Voice	2,633	2,481
	12,333	11,702

Monthly Residential Revenue per Residential Customer (c)	$111.04	$109.53

Small and Medium Business PSUs
Video	113	96
Internet	359	300
Voice	231	185
	703	581

Monthly Small and Medium Business Revenue per Customer (d)	$169.74	$179.74

Enterprise PSUs (e)	31	26

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, as of March 31, 2016 and 2015, customers include approximately 27,900 and 27,700 customers, respectively, whose accounts were over 60 days, approximately 1,100 and 900 customers, respectively, whose accounts were over 90 days, and approximately 900 and 700 customers, respectively, whose accounts were over 120 days.

(b)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Small and medium business customers are counted based on the number of customer locations. Total customer relationships excludes enterprise customer relationships.

(c)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(d)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(e)	Enterprise PSUs represents the aggregate number of Charter's fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Critical Accounting Policies and Estimates

For a discussion of our critical accounting policies and the means by which we develop estimates therefore, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Current Report on Form 8-K as exhibit 99.1.

Results of Operations

The following table sets forth the percentages of revenues that items in the accompanying condensed consolidated statements of operations constituted for the periods presented (dollars in millions):

	Three Months Ended March 31,
	2016		2015

Revenues	$2,530	100%	$2,362	100%

Costs and Expenses:
Operating costs and expenses (exclusive of items shown separately below)	1,671	66%	1,581	67%
Depreciation and amortization	539	21%	514	22%
Other operating expenses, net	18	1%	18	1%
	2,228	88%	2,113	89%
Income from operations	302	12%	249	11%

Other Expenses:
Interest expense, net	(200)		(242)
Loss on derivative instruments, net	(5)		(6)
	(205)		(248)

Income before income taxes	97		1
Income tax expense	—		(1)
Consolidated net income	97		—

Less: Noncontrolling interest	—		(10)

Net income (loss) - CCO Holdings member	$97		$(10)

Revenues. Total revenue grew $168 million or 7% for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015. Revenue growth primarily reflects increases in the number of residential Internet and triple play customers and in commercial business customers, growth in expanded basic and digital penetration, promotional and annual rate increases, and higher advanced services penetration.

Revenues by service offering were as follows (dollars in millions):

	Three Months Ended March 31,
	2016		2015		2016 over 2015
	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change
Video	$1,170	46%	$1,129	48%	$41	4%
Internet	804	32%	717	30%	87	12%
Voice	135	5%	134	6%	1	1%
Residential revenue	2,109	83%	1,980	84%	129	7%

Small and medium business	202	8%	182	8%	20	11%
Enterprise	99	4%	87	4%	12	13%
Commercial revenue	301	12%	269	11%	32	12%

Advertising sales	72	3%	66	3%	6	9%
Other	48	2%	47	2%	1	3%

	$2,530	100%	$2,362	100%	$168	7%

Video revenues consist primarily of revenues from basic and digital video services provided to our non-commercial customers, as well as franchise fees, equipment rental and video installation revenue. Residential video customers increased by 21,000 from March 31, 2015 to March 31, 2016.

The increase in video revenues is attributable to the following (dollars in millions):

Three months ended March 31, 2016 compared to three months ended March 31, 2015 Increase / (Decrease)

Incremental video services, price adjustments and bundle revenue allocation	$46
Increase in average basic video customers	2
Decrease in video on demand and pay-per-view	(7)

$41

Residential Internet customers grew by 458,000 customers from March 31, 2015 to March 31, 2016. The increase in Internet revenues from our residential customers is attributable to the following (dollars in millions):

Three months ended March 31, 2016 compared to three months ended March 31, 2015 Increase / (Decrease)

Increase in average residential Internet customers	$68
Service level changes, price adjustments and bundle revenue allocation	19

$87

Residential voice customers grew by 152,000 customers from March 31, 2015 to March 31, 2016. The increase in voice revenues from our residential customers is attributable to the following (dollars in millions):

Three months ended March 31, 2016 compared to three months ended March 31, 2015 Increase / (Decrease)

Increase in average residential voice customers	$8
Price adjustments and bundle revenue allocation	(7)

$1

Small and medium business PSUs increased 122,000 from March 31, 2015 to March 31, 2016. The increase in small and medium business commercial revenues is attributable to the following (dollars in millions):

Three months ended March 31, 2016 compared to three months ended March 31, 2015 Increase / (Decrease)

Increase in small and medium business customers	$33
Price adjustments	(13)

$20

Enterprise PSUs increased 5,000 from March 31, 2015 to March 31, 2016. The increase in enterprise commercial revenues is primarily due to growth in customers.

Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased $6 million during the three months ended March 31, 2016 compared to the corresponding period in 2015 primarily due to an increase in political advertising of $5 million.

Other revenues consist of home shopping, late payment fees, wire maintenance fees and other miscellaneous revenues. Other revenues increased $1 million during the three months ended March 31, 2016 compared to the corresponding period in 2015.

Operating costs and expenses. The increases in our operating costs and expenses, exclusive of items shown separately in the condensed consolidated statements of operations, are attributable to the following (dollars in millions):

Three months ended March 31, 2016 compared to three months ended March 31, 2015 Increase / (Decrease)

Programming	$37
Franchises, regulatory and connectivity	5
Costs to service customers	(2)
Marketing	11
Other	39

$90

Programming costs were approximately $703 million and $666 million, representing 42% of total operating costs and expenses for both the three months ended March 31, 2016 and 2015, respectively. Programming costs consist primarily of costs paid to programmers for basic, digital, premium, video on demand, and pay-per-view programming. The increase in programming costs is primarily a result of annual contractual rate adjustments, including increases in amounts paid for retransmission consents, the introduction of new networks to Charter’s video offering and higher customers, partially offset by a favorable settlement with a programmer in the first quarter of 2016.  Absent the favorable settlement with a programmer and video growth, programming expenses would have increased by 6% as compared to the same quarter last year. We expect programming expenses to continue to increase due to a variety of factors, including annual increases imposed by programmers with additional selling power as a result of media consolidation, increased demands by owners of broadcast stations for payment for retransmission consent or linking carriage of other services to retransmission consent, and additional programming, particularly new sports services. We have been unable to fully pass these increases on to our customers nor do we expect to be able to do so in the future without a potential loss of customers.

The increase in marketing costs for the three months ended March 31, 2016 compared to the corresponding prior period is primarily due to heavier sales activity.

The increase in other expense is attributable to the following (dollars in millions):

Three months ended March 31, 2016 compared to three months ended March 31, 2015 Increase / (Decrease)

Corporate costs	$21
Stock compensation expense	5
Advertising sales expense	4
Property tax and insurance	4
Enterprise	4
Other	1

$39

The increase in corporate costs relates primarily to increases in the number of employees, resulting in part from the insourcing of information technology and engineering platforms, as well as additional bonus expense attributable to a Compensation Committee decision to treat certain 2015 expenditures as transaction-related for bonus payout purposes in 2016. Absent the increase in the 2015 bonus attainment, other expense would have increased by 15% as compared to the same quarter last year. Stock compensation expense increased primarily due to increases in headcount and the value of equity issued.

Depreciation and amortization. Depreciation and amortization expense increased by $25 million during the three months ended March 31, 2016 compared to the corresponding period in 2015 primarily representing depreciation on more recent capital expenditures, offset by certain assets becoming fully depreciated.

Other operating expenses, net. The changes in other operating expenses, net are attributable to the following (dollars in millions):

Three months ended March 31, 2016 compared to three months ended March 31, 2015 Increase / (Decrease)

Merger and acquisitions costs	$1
Special charges, net	2
Loss on sale of assets, net	(3)

$—

For more information, see Note 10 to the accompanying condensed consolidated financial statements contained in “Item 1. Financial Statements.”

Interest expense, net. Net interest expense decreased by $42 million for the three months ended March 31, 2016 compared to the corresponding period in 2015 primarily as a result of a decrease of approximately $36 million of interest expense associated with the debt held in escrow to fund the transaction with Comcast which was terminated in April 2015 as well as a decrease in interest rates.

Loss on derivative instruments, net. Interest rate derivative instruments are held to manage our interest costs and reduce our exposure to increases in floating interest rates. We recorded losses of $5 million and $6 million during the three months ended March 31, 2016 and 2015, respectively, which represents the amortization of accumulated other comprehensive loss for interest rate derivative instruments no longer designated as hedges for accounting purposes and their change in fair value. For more information, see Note 7 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.4.

Income tax expense. We recognized income tax expense of $1 million for the three months ended March 31, 2015. Income tax expense was recognized primarily primarily through increases in deferred tax liabilities related to our franchises, which are characterized as indefinite lived for book financial reporting purposes, as well as to a lesser extent, through current federal and state income tax expense. Current federal and state income tax expense included $1 million for the three months ended March 31, 2015.  The tax provision in future periods will vary based on current and future temporary differences, as well as future operating results. For more information, see Note 11 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.4.

Noncontrolling interest. Noncontrolling interest included the 2% accretion of the preferred membership interests in CC VIII, LLC ("CC VIII") plus approximately 18.6% of CC VIII’s income, net of accretion. On December 31, 2015, the CC VIII preferred interest held by CCH I, LLC was contributed to CC VIII and subsequently canceled.

Net income (loss) - CCO Holdings member. Net loss decreased from $10 million for the three months ended March 31, 2015 to net income of $97 million for the three months ended March 31, 2016 primarily as a result of the factors described above.

Use of Adjusted EBITDA and Free Cash Flow

We use certain measures that are not defined by accounting principles generally accepted in the United States ("GAAP") to evaluate various aspects of our business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net loss and net cash flows from operating activities, respectively, below.

Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income tax expense, depreciation and amortization, stock compensation expense, loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under our credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission, the "SEC"). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees, which fees were in the amount of $102 million and $76 million for the three months ended March 31, 2016 and 2015, respectively.

	Three Months Ended March 31,
	2016	2015

Consolidated net income	$97	$—
Plus: Interest expense, net	200	242
Income tax expense	—	1
Depreciation and amortization	539	514
Stock compensation expense	24	19
Loss on derivative instruments, net	5	6
Other, net	18	18

Adjusted EBITDA	$883	$800

Net cash flows from operating activities	$681	$530
Less: Purchases of property, plant and equipment	(429)	(351)
Change in accrued expenses related to capital expenditures	(56)	(76)

Free cash flow	$196	$103

Liquidity and Capital Resources

Introduction

This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt.

Recent Events

In April 2016, CCO Holdings and CCO Holdings Capital Corp. closed on transactions in which they issued $1.5 billion aggregate principal amount of 5.50% senior notes due 2026 at a price of 100.075% of the aggregate principal amount. The net proceeds, along with the net proceeds from the February 2016 issuance of CCO Holdings' 5.875% senior notes due 2024, were used to redeem CCO Holdings’ 7.000% senior notes due 2019, 7.375% senior notes due 2020, 6.500% senior notes due 2021 and pay related fees and expenses and for general corporate purposes.

In connection with the closing of the TWC Transaction, Charter Operating replaced its existing revolving facility with a new $3.0 billion senior secured revolving facility under the Credit Agreement. In connection with the closing of the Bright House Transaction, Charter Operating closed on a $2.6 billion aggregate principal amount term loan A-2 facility ("Term Loan A-2") pursuant to the terms of the Credit Agreement. Pricing on Term Loan A-2 was set at LIBOR plus 2%.

Overview of Our Contractual Obligations and Liquidity

We have significant amounts of debt. The principal amount of our debt as of March 31, 2016 was $15.5 billion, consisting of $3.3 billion of credit facility debt and $12.3 billion of senior notes. Our business requires significant cash to fund principal and interest payments on our debt.  As of March 31, 2016, $77 million of our long-term debt matures in 2016, $102 million in 2017, $533 million in 2018, $627 million in 2019, $2.2 billion in 2020 and $12.0 billion thereafter. As of December 31, 2015, as shown in our annual report on Form 10-K, we had other contractual obligations, including interest on our debt, totaling $17.0 billion.

Our projected cash needs and projected sources of liquidity depend upon, among other things, our actual results, and the timing and amount of our expenditures. Free cash flow was $196 million and $103 million for the three months ended March 31, 2016 and 2015, respectively. As of March 31, 2016, the amount available under our credit facilities was approximately $1.2 billion and cash on hand was approximately $1.3 billion. We expect to utilize free cash flow, cash on hand and availability under our credit facilities as well as future refinancing transactions to further extend the maturities of or reduce the principal on our obligations including the redemption of notes as described above. The timing and terms of any refinancing transactions will be subject to market conditions. Additionally, we may, from time to time, depending on market conditions and other factors, use cash on hand and the proceeds from securities offerings or other borrowings, to retire our debt through open market purchases, privately negotiated purchases, tender offers, or redemption provisions. We believe we have sufficient liquidity from cash on hand, free cash flow and Charter Operating's revolving credit facility as well as access to the capital markets to fund our projected operating cash needs.

We continue to evaluate the deployment of our anticipated future free cash flow including to reduce our leverage and to invest in our business growth and other strategic opportunities, including mergers and acquisitions. As possible acquisitions, swaps or dispositions arise in our industry, we actively review them against our objectives including, among other considerations, improving the operational efficiency, clustering or technology capabilities of our business and achieving appropriate return targets, and we may participate to the extent we believe these possibilities present attractive opportunities. However, there can be no assurance that we will actually complete any acquisitions, dispositions or system swaps, or that any such transactions will be material to our operations or results.

Free Cash Flow

Free cash flow increased $93 million from $103 million for the three months ended March 31, 2015 to $196 million for the three months ended March 31, 2016. The increase was due to the following.

Three months ended March 31, 2016 compared to three months ended March 31, 2015 Increase / (Decrease)

Decrease in cash paid for interest	$66
Increase in capital expenditures	(78)
Increase in Adjusted EBITDA	83
Changes in working capital, excluding change in accrued interest	25
Other, net	(3)

$93

Limitations on Distributions

Distributions by Charter’s subsidiaries to a parent company for payment of principal on parent company notes are restricted under indentures and credit facilities governing our indebtedness, unless there is no default under the applicable indenture and credit facilities, and unless each applicable subsidiary’s leverage ratio test is met at the time of such distribution. As of March 31, 2016, there was no default under any of these indentures or credit facilities and each subsidiary met its applicable leverage ratio tests based on March 31, 2016 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests at the time of the contemplated distribution. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of the contemplated distribution. Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in its credit facilities.

In addition to the limitation on distributions under the various indentures discussed above, distributions by our subsidiaries may be limited by applicable law, including the Delaware Limited Liability Company Act, under which our subsidiaries may only make distributions if they have “surplus” as defined in the act.

Historical Operating, Investing, and Financing Activities

Cash and Cash Equivalents. We held $1.3 billion and $5 million in cash and cash equivalents as of March 31, 2016 and December 31, 2015, respectively.

Operating Activities. Net cash provided by operating activities increased $151 million during the three months ended March 31, 2016 compared to the three months ended March 31, 2015, primarily due to an increase in Adjusted EBITDA of $83 million and a decrease in cash paid for interest of $66 million.

Investing Activities. Net cash used in investing activities was $487 million and $440 million for the three months ended March 31, 2016 and 2015, respectively. The increase in cash used is primarily due to an increase in capital expenditures.

Financing Activities. Net cash provided by financing activities was $1.1 billion for the three months ended March 31, 2016 and net cash used in financing activities was $74 million for the three months ended March 31, 2015. The increase in cash provided was primarily the result of the issuance of the CCO Holdings' 5.875% senior notes due 2024 in February 2016.

Capital Expenditures

We have significant ongoing capital expenditure requirements.  Capital expenditures were $429 million and $351 million for the three months ended March 31, 2016 and 2015, respectively.  The increase was driven by higher product development investments, incremental transition capital expenditures incurred in connection with the TWC Transaction and Bright House Transaction and the timing of support capital investments versus the prior year. See the table below for more details.

We anticipate 2016 capital expenditures to be driven by growth in residential and commercial customers along with further spend related to product development and transition-related expenditures. The actual amount of our capital expenditures in 2016 will depend on a number of factors including the pace of transition planning to service a larger customer base upon closing of the TWC Transaction and Bright House Transaction and growth rates of both our residential and commercial businesses.

Our capital expenditures are funded primarily from cash flows from operating activities and borrowings on our credit facility. In addition, our accrued liabilities related to capital expenditures decreased by $56 million and $76 million for the three months ended March 31, 2016 and 2015, respectively.

The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the three months ended March 31, 2016 and 2015. The disclosure is intended to provide more consistency in the reporting of capital expenditures among peer companies in the cable industry. These disclosure guidelines are not required disclosures under GAAP, nor do they impact our accounting for capital expenditures under GAAP (dollars in millions):

	Three Months Ended March 31,
	2016	2015

Customer premise equipment (a)	$137	$150
Scalable infrastructure (b)	110	75
Line extensions (c)	47	39
Upgrade/rebuild (d)	41	23
Support capital (e)	94	64

Total capital expenditures (f)	$429	$351

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Total capital expenditures for the three months ended March 31, 2016 and 2015 include the following (dollars in millions):

	Three Months Ended March 31,
	2016	2015

Commercial services	$64	$51
Transition	$53	$14

Recently Issued Accounting Standards

See Note 16 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.4 for a discussion of recently issued accounting standards.